Exhibit 99.1

Contact: Janet Kirkley,
704-532-3318
—For Immediate Release—

Speedway Motorsports Reports Results for First Quarter 2017 and

Reaffirms Full Year 2017 Guidance

CONCORD, NC (April 26, 2017) – Speedway Motorsports, Inc. (SMI) (NYSE: TRK) today reported first quarter 2017 total revenues of $80.3 million, a net loss of $1.9 million or $0.05 per diluted share, and adjusted non-GAAP net income of $962,000 or $0.02 per diluted share. These results were within management’s expectations, and SMI reaffirmed its full year 2017 non-GAAP earnings guidance of $0.90 to $1.10 per diluted share as further described below. Non-GAAP items are further discussed and reconciled with comparable GAAP amounts below.

Management believes many of the Company’s revenue categories continue to be negatively impacted by economic conditions, including underemployment and the absence of a stronger middle class economic recovery, and changing demographics and media entertainment consumption.

First Quarter Comparison:
●	Total revenues of $80.3 million in 2017 compared to $83.2 million in 2016
●	Accelerated depreciation and removal costs on retired assets aggregating $4.6 million pre-tax, $2.9 million after tax or $0.07 per diluted share in 2017
●	Net loss of $1.9 million or $0.05 per diluted share in 2017 compared to net income of $861,000 or $0.02 per diluted share in 2016
●	Adjusted non-GAAP net income of $962,000 or $0.02 per diluted share in 2017 compared to $861,000 or $0.02 per diluted share in 2016

Non-GAAP Financial Information and Reconciliation

Net income and diluted earnings per share as adjusted and set forth below are non-GAAP (other than generally accepted accounting principles) financial measures presented as supplemental disclosures to their individual corresponding GAAP basis amounts. The following schedule reconciles those non-GAAP financial measures to their most directly comparable information presented using GAAP. Management believes such non-GAAP information is useful and meaningful to investors and helps in understanding, using and comparing the Company’s operating results.

We have not reconciled non-GAAP forward-looking earnings per diluted share to its most directly comparable GAAP measure, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K. Such reconciliations would require unreasonable efforts to estimate and quantify various necessary GAAP components largely because, as indicated by our relatively wide range of earnings guidance, forecasting or predicting our future operating results is subject to many factors out of our control or not readily predictable. Such factors include weather conditions surrounding our events, the seasonal popularity or success of NASCAR racing in general, the impact of geopolitical factors on travel plans and spending sentiment, and fluctuating costs of food, gas, health-care and other basic necessities, any or all of which can significantly impact our future results. These components and other factors could significantly impact the amount of the future directly comparable GAAP measures, which may differ significantly from their non-GAAP counterparts.

Management uses the non-GAAP information to assess the Company’s operations for the periods presented, analyze performance trends and make decisions regarding future operations because it believes this separate information better reflects ongoing operating results. This non-GAAP financial information is not intended to be considered independent of or a substitute for results prepared in accordance with GAAP. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as alternatives to net income or loss, or diluted earnings or loss per share, determined in accordance with GAAP. Individual quarterly per share amounts may not be additive due to rounding. Amounts below are in thousands except per share amounts.

	Three Months Ended
	March 31:
	2017	2016
Net (loss) income using GAAP	$(1,935)	$861
Accelerated depreciation on retired assets and costs of removal, pre-tax	4,597	--
Income tax effect of non-GAAP adjustment	(1,700)	--
Adjusted non-GAAP net income	$962	$861

Consolidated diluted (loss) earnings per share using GAAP	$(0.05)	$0.02
Accelerated depreciation on retired assets and costs of removal, pre-tax	0.11	--
Income tax effect of non-GAAP adjustment	(0.04)	--
Adjusted non-GAAP diluted earnings per share	$0.02	$0.02

To modernize our facilities for fan enhancements and alternative marketing purposes, the Company is renovating select seating areas at Charlotte, Kentucky and New Hampshire Motor Speedways. The Company recorded non-cash, pre-tax charges for accelerated depreciation and costs of removal aggregating approximately $4.6 million in the first quarter 2017.

As recently announced, we obtained approval from NASCAR to realign one Monster Energy Cup Series and one Camping World Truck Series race from New Hampshire Motor Speedway, and one Xfinity Series race from Kentucky Speedway, to Las Vegas Motor Speedway beginning in 2018.

Significant 2017 First Quarter Racing Events

●	Atlanta Motor Speedway - NASCAR Folds of Honor QuikTrip 500 Monster Energy Cup, Rinnai 250 Xfinity and Active Pest Control 200 Camping World Truck Series racing events
●	Las Vegas Motor Speedway - NASCAR Kobalt 400 Monster Energy Cup and Boyd Gaming 300 Xfinity Series racing events

2017 Earnings Guidance

The Company reaffirmed that first quarter 2017 results are consistent with its previous full year 2017 non-GAAP earnings guidance of $0.90-$1.10 per diluted share, excluding non-recurring and other special items. The range of earnings guidance reflects the continuing negative impact of uncertain economic conditions and underemployment, among other factors. Inclement weather can significantly impact our future results.

Dividends and Stock Repurchase Program

On February 15, 2017, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per share of common stock aggregating approximately $6.2 million, which was paid on March 17, 2017 to shareholders of record as of March 1, 2017. On April 19, 2017, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per share of common stock aggregating approximately $6.2 million payable on June 5, 2017 to shareholders of record as of May 15, 2017. The Board of Directors plans to continue to evaluate cash dividends on a quarterly basis in the future.

During the first quarter 2017, the Company repurchased 62,000 shares of common stock for approximately $1.3 million under its stock repurchase program. As of March 31, 2017, the Company has repurchased 4,620,000 shares since adoption of the program in April 2005, and the total number of shares available for future repurchase as currently authorized is 380,000.

Comments

“SMI’s 2017 racing season is off to a solid start with first quarter results within our expectations,” stated Speedway Motorsports Chief Executive Officer and President, Marcus G. Smith. “The new, more exciting ‘stage-based’ racing format and championship point structure for all three of NASCAR’s national series are being well received by fans and drivers. NASCAR’s continuing focus on improving our sport is clearly paying off with increased racing competition, fan entertainment and appeal. Our long-term strategic initiatives of debt reduction, capital spending, dividends and share repurchases remain a primary focus. With substantial long-term contracted revenue streams such as the ten-year NASCAR broadcasting agreements through 2024, our long-term business model remains solid.”

“Most of our 2017 NASCAR event sponsorships, and many for 2018 and beyond, are already sold. However, the improving economy has yet to reach many of our core and targeted fans. Many struggle with underemployment and paying for basic necessities, including high health-care costs. SMI has maintained many prices, lowered ticket pricing for families and children, and offers extended payment terms for many of our 2017 NASCAR events. While facing changing demographics and media entertainment consumption, the trends in television ratings for our NASCAR racing are relatively better than most other sports and sporting venues.”

O. Bruton Smith, Executive Chairman of Speedway Motorsports stated, “SMI recently announced our Las Vegas Motor Speedway will host new Monster Energy NASCAR Cup, Xfinity and Camping World Truck Series races annually starting in 2018. We are extremely proud to be the only NASCAR venue hosting all three national racing series twice each year, particularly in the world-renowned travel destination of Las Vegas. Another exciting recent announcement is that our Charlotte Motor Speedway’s Monster Energy NASCAR Cup Saturday night race is returning to traditional Sunday afternoons beginning this October. Sunday afternoon races should be easier for families and travelers to attend, and drivers are already excited about afternoons making for great racing at Charlotte this fall.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Kentucky Speedway, Las Vegas Motor Speedway, New Hampshire Motor Speedway, Sonoma Raceway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its US Legend Cars International subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. For more information, visit the Company's website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to our future operations and financial results. There are many factors that affect future events and trends of our business including, but not limited to, economic factors, weather, the success of NASCAR and others as sanctioning bodies, hosting of races, capital projects, expansion, facility reductions, financing needs, income taxes and a host of other factors both within and outside of management control. These factors and other factors, including those contained in our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management's views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and webcast today at 10:00 AM (ET) open to the public. To participate in the conference call, you may dial 877-201-0168 (US / Canada / toll-free) or 647-788-4901 (international). The reference number is 10130671. A webcast of the call can be accessed at the Company's website at www.speedwaymotorsports.com under “Investors”. Participating in the call will be Marcus G. Smith, Chief Executive Officer and President, and William R. Brooks, Vice Chairman, Chief Financial Officer and Treasurer.

Speedway Motorsports, Inc. and Subsidiaries
Selected Financial Data - Unaudited
For The Three Months Ended March 31, 2017 and 2016
(In thousands except per share amounts)

	Three Months Ended
STATEMENT OF OPERATIONS DATA	3/31/2017	3/31/2016

Revenues:
Admissions	$14,750	$15,439
Event related revenue	18,959	21,730
NASCAR broadcasting revenue	38,811	37,447
Other operating revenue	7,805	8,560
Total Revenues	80,325	83,176
Expenses and Other:
Direct expense of events	12,457	13,060
NASCAR event management fees	23,060	22,298
Other direct operating expense	5,140	5,589
General and administrative	22,586	24,074
Depreciation and amortization	17,505	13,371
Interest expense, net	3,005	3,339
Other expense, net	578	68
Total Expenses and Other	84,331	81,799
(Loss) Income Before Income Taxes	(4,006)	1,377
Benefit (Provision) for Income Taxes	2,071	(516)
Net (Loss) Income	$(1,935)	$861

Basic (Loss) Earnings Per Share	$(0.05)	$0.02
Weighted average shares outstanding	41,087	41,227

Diluted (Loss) Earnings Per Share	$(0.05)	$0.02
Weighted average shares outstanding	41,108	41,244

Major NASCAR-sanctioned Events Held During Period	4	4

BALANCE SHEET DATA	3/31/2017	12/31/2016

Cash and cash equivalents	$53,585	$79,342
Total current assets	140,947	127,909
Property and equipment, net	992,253	1,000,230
Goodwill and other intangible assets, net	345,725	345,725
Total assets	1,503,408	1,498,149

Deferred race event and other income, net	69,548	44,782
Total current liabilities	112,250	94,671
Credit facility borrowings (all term loan)	63,000	66,000
Total long-term debt (excluding deferred financing costs)	264,049	267,206
Total liabilities	714,891	700,366
Total stockholders' equity	788,517	797,783